As filed with the Securities and Exchange Commission on October 6, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3305930
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1000 Darden Center Drive

Orlando, Florida 32837

(Address of principal executive offices)(Zip code)

Darden Restaurants, Inc. 2002 Stock Incentive Plan

(Full title of the plan)

Paula J. Shives, Esq.

Senior Vice President,

General Counsel and Secretary

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, Florida 32837

(407) 245-4000

(Name, address and telephone number,

including area code, of agent for service)

With copies to:

David A. Cifrino, Esq.

Amy F. Ferrer, Esq.

McDermott Will & Emery LLP

28 State Street

Boston, Massachusetts 02109

(617) 535-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share or stock option	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value(2)	5,600,000 shares	$42.965(3)	$240,604,000(3)	$17,155.07
Stock Options (4)	(4)	(4)	(4)	(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional shares of Common Stock which become issuable under the Darden Restaurants, Inc. 2002 Stock Incentive Plan pursuant to its antidilution provisions.

(2)	Includes rights to purchase shares of Series A Participating Cumulative Preferred Stock, which rights are attached to and trade with the common stock.
(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock traded on the New York Stock Exchange as reported in the consolidated reporting system on September 30, 2010.

(4)

Certain stock options offered under the Darden Restaurants, Inc. 2002 Stock Incentive Plan may be purchased by participants in the Darden Restaurants, Inc. 2002 Stock Incentive Plan. The shares of common stock to be issued upon the exercise of such options are included in the shares of common stock registered pursuant to this registration statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by Darden Restaurants, Inc. (“we,” “us” or “Darden”), are incorporated by reference in this registration statement:

(a)	our annual report on Form 10-K for the fiscal year ended May 30, 2010;

(b)	our quarterly report on Form 10-Q for the quarter ended August 29, 2010;

(c)	our current report on Form 8-K filed September 17, 2010; and

(d)

the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Douglas E. Wentz, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is an employee and officer (Senior Associate General Counsel and Assistant Secretary) of Darden. Mr. Wentz is a participant in the Darden Restaurants, Inc. 2002 Stock Incentive Plan. As of October 6, 2010, Mr. Wentz held 11,333 shares of Darden common stock, and options to purchase 35,268 shares of Darden common stock.

Item 6.	Indemnification of Directors and Officers.

Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our articles of incorporation and bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. Our articles of incorporation also provide that if Florida law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further shareholder action, to the fullest extent permissible under Florida law as so amended.

In addition, our articles of incorporation and bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3

Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4

Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

4.5

Indenture dated as of January 1, 1996, between Darden and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (Commission File No. 333-146582) filed October 9, 2007).

4.6	Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended effective September 14, 2010 (incorporated herein by reference to Exhibit 10 to our Current Report on Form 8-K filed September 17, 2010).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 6th day of October, 2010.

DARDEN RESTAURANTS, INC.

By:	/S/ PAULA J. SHIVES
Paula J. Shives,
Attorney-in-fact for:
Clarence Otis, Jr.
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 6th day of October, 2010.

Signature	Title

/S/ PAULA J. SHIVES	Chairman of the Board and Chief Executive Officer
Paula J. Shives, Attorney-in-fact for: Clarence Otis, Jr. /S/ C. BRADFORD RICHMOND	(principal executive officer) Senior Vice President and Chief Financial Officer
C. Bradford Richmond /S/ PAULA J. SHIVES	(principal financial and accounting officer)

Paula J. Shives

Attorney-in-fact for:

LEONARD L. BERRY

ODIE C. DONALD

CHRISTOPHER J. FRALEIGH

VICTORIA D. HARKER

DAVID H. HUGHES

CHARLES A. LEDSINGER, JR.

WILLIAM M. LEWIS, JR.

ANDREW H. MADSEN

CORNELIUS MCGILLICUDDY, III

MICHAEL D. ROSE

MARIA A. SASTRE

Senior Vice President, General Counsel and Secretary Director Director Director Director Director Director Director Director Director Director Director

EXHIBIT INDEX

4.1	Articles of Incorporation as amended May 26, 2005 (incorporated herein by reference to Exhibit 3(a) to our Annual Report on Form 10-K for the fiscal year ended May 29, 2005).

4.2	Bylaws as amended June 14, 2007 (incorporated by reference to Exhibit 3(ii) to our Current Report on Form 8-K filed June 19, 2007).

4.3

Rights Agreement dated as of May 16, 2005, between Darden and Wachovia Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed May 16, 2005).

4.4

Amendment to Rights Agreement dated as of June 2, 2006, by and between Darden, Wachovia Bank, National Association and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4 to our Current Report on Form 8-K filed on June 5, 2006).

4.5

Indenture dated as of January 1, 1996, between Darden and Wells Fargo Bank, national Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (Commission File No. 333-146582) filed October 9, 2007).

4.6	Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended September 14, 2010 (incorporated herein by reference to Exhibit 10 to our Current Report on Form 8-K filed September 17, 2010).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.